Exhibit 99.1

iLinc Communications Announces Fiscal 2005 Third Quarter Results

          Third Fiscal Quarter Highlights:

•	Increased revenue 63% over prior year’s quarter

•	Added more than 240 new Web and audio conferencing customers

•	Reduced net loss by approximately $700,000 over the prior quarter

•	Increased billable audio conferencing minutes 7% over the prior quarter

•	Hosted over 180 high-touch conferencing events

          PHOENIX, Feb. 9 /PRNewswire-FirstCall/ -- iLinc Communications, Inc. (Amex: ILC), developers of one of the most feature-rich and secure Web conferencing and integrated audio conferencing solutions, today announced results for the fiscal 2005 third quarter and nine months ended December 31, 2004.

          For the three months ended December 31, 2004, total revenues increased 63% to $2.6 million as compared with total revenues of $1.6 million for the three months ended December 31, 2003.  The Company reported a net loss available to common shareholders of $1.2 million for the three months ended December 31, 2004 or $0.05 per basic and diluted share, as compared with a net loss for the three months ended December 31, 2003 of $352,000 or $0.02 per basic and diluted share.

          For the nine months ended December 31, 2004, total revenues increased 69% to $7.3 million as compared with total revenues of $4.3 million for the nine months ended December 31, 2003.  The Company reported a net loss available to common shareholders of $4.5 million for the nine months ended December 31, 2004 or $0.20 per basic and diluted share.  For the nine months ended December 31, 2003, the net loss was $1.2 million or $0.07 per basic and diluted share.

          Commenting on the financial results, James M. Powers, Jr., president and chief executive officer of iLinc Communications, said, “We continue to attract new customers while we increase sales from our existing customer base.  We have taken steps to strengthen our direct sales team and our indirect sales channel with continued investment in sales and marketing.  Further, we see continued sales growth with an ever-growing pipeline of new opportunities that we believe will provide meaningful revenue growth in the coming quarters.”

          John S. (“Jack”) Hodgson, senior vice president and chief financial officer of iLinc Communications, commented, “Total revenues for the quarter over the prior quarter were flat primarily due to a decline in revenue from certain products, like custom content development.  However, Web conferencing sales and audio sales continue to provide a growing customer base into which we can up sell and cross sell our products and services.  We remain confident in our sales model and we believe that we are well positioned to take advantage of the forecasted growth in the Web and audio conferencing markets.”

          Mr. Hodgson added, “We implemented cost containment efforts that resulted in a reduction in loss of approximately $700,000 compared to the prior quarter on flat total revenues.  We continue to invest in sales and marketing activities while we seek cost savings in other areas as we drive toward profitability.”

          In closing, Dr. Powers added, “We are very well positioned to take advantage of the projected growth in the Web conferencing industry.  We take pride in our ability to win Fortune 1000 customers often from larger competitors by exploiting our competitive advantages.  As one of the only feature-rich Web conferencing providers that permit customers to purchase licenses for behind-the-firewall solutions, we are confident in our future prospects.”

          A listen-only simulcast and 30-day replay of iLinc Communications’ fiscal 2005 third quarter conference call will be available online through the Company’s Web site at www.ilinc.com beginning at 11:00 a.m. Eastern time on Wednesday, February 9, 2005.

          About iLinc Communications, Inc.

          iLinc Communications, Inc. is a leading developer of conferencing products and services for highly secure and cost-effective collaborative online meetings, presentations, and training sessions.  The Company provides integrated Web and audio conferencing as a Web-based service, onsite installable software, or through hybrid ownership licensing in which customers pay a one-time fee for unlimited conferencing yet the software is hosted by iLinc.  Our products and services include the iLinc suite of Web Conferencing software (MeetingLinc, LearnLinc, ConferenceLinc, and SupportLinc); Phone (Audio) Conferencing Services; On-Demand Conferencing; and EventPlus, a service for professionally managed online and audio conferencing events. iLinc’s products and services are used by organizations worldwide in sales, HR and training, marketing, and customer support.  More information about the Phoenix-based company may be found on the Web at www.iLinc.com.

          More information about the Phoenix-based company may be found on the Web at http://www.ilinc.com

          This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements.  Factors that could contribute to such differences include the rate of acceptance of the Company’s products and services by customers, changes in the Web conferencing and audio conferencing market in general, the acceptance of new products, the Company’s need for working capital, the result of pended litigation, the competition the Company faces from larger and more well-capitalized competitors, and other matters more fully disclosed in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.  The forward-looking information provided herein represents the Company’s estimates and expectations as of the date of the press release, and subsequent events and developments may cause the Company’s estimates and expectations to change. The Company specifically disclaims any obligation to update the forward-looking information in the future.  Therefore, this forward-looking information should not be relied upon as representing the Company’s estimates and expectations of its future financial performance as of any date subsequent to the date of this press release.

          iLinc, iLinc Communications, MeetingLinc, LearnLinc, ConferenceLinc, SupportLinc, and its logo are trademarks or registered trademarks of iLinc Communications, Inc.  All other company names and products may be trademarks of their respective companies.

iLINC COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended December 31,		Nine months ended December 31,

	2004	2003	2004	2003

Revenues:
License	$708	$568	$2,343	$1,757
Software and audio services	1,330	235	3,461	803
Maintenance and professional services	530	776	1,469	1,755
Total revenues	2,568	1,579	7,273	4,315
Cost of revenues:
License	67	29	146	123
Software and audio services	1,096	108	2,716	374
Maintenance and professional services	217	403	599	851
Amortization of acquired developed technology	123	60	325	173
Total cost of revenues	1,503	600	3,786	1,521
Gross profit	1,065	979	3,487	2,794
Operating expenses:
Research and development	418	262	1,159	754
Sales and marketing	893	554	3,174	1,450
General and administrative	501	372	2,121	1,228
Total operating expenses	1,812	1,188	6,454	3,432
Loss from operations	(747)	(209)	(2,967)	(638)
Interest expense	(425)	(333)	(1,514)	(924)
Interest income	9	2	28	17
Other income	(9)	8	1	(3)
Gain on debt settlement	13	58	35	349
Loss from continuing operations before income taxes	(1,159)	(474)	(4,417)	(1,199)
Net income from discontinued operations	15	152	15	289
Net loss	$(1,144)	$(322)	$(4,402)	$(910)
Preferred stock dividends	(26)	(30)	(81)	(45)
Imputed preferred stock dividends	—	—	—	(247)
Loss available to common shareholders	$(1,170)	$(352)	$(4,483)	$(1,202)
Loss per common share, basic and diluted
From continuing operations	$(0.05)	$(0.03)	$(0.20)	$(0.09)
From discontinued operations	—	0.01	—	0.02
Net loss per common share	$(0.05)	$(0.02)	$(0.20)	$(0.07)
Number of shares used in calculation of loss per share, basic and diluted	24,146	17,304	22,858	16,376

iLINC COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2004	March 31, 2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$418	$292
Accounts receivable, net	1,942	1,097
Note receivable	25	25
Prepaid and other current assets	168	108
Total current assets	2,553	1,522
Property and equipment, net	1,423	310
Goodwill	10,566	9,190
Intangible assets, net	2,755	1,061
Note receivable	—	25
Other assets	22	51
Assets of discontinued operations	93	301
Total assets	$17,412	$12,460
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$934	$961
Accounts payable and accrued liabilities	3,816	2,301
Current portion of capital lease liabilities	274	289
Deferred revenue	1,093	1,084
Total current liabilities	6,117	4,635
Long term debt	6,584	4,444
Leases payable	106	15
Total liabilities	12,807	9,094
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.001 par value 10,000,000 shares authorized, 127,500 and 150,000 shares issued and outstanding, liquidation preference of $1,275,000 and $1,500,000, respectively	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 25,578,350 and 19,257,304 issued, respectively	26	19
Additional paid-in capital	42,161	36,395
Accumulated deficit	(36,174)	(31,640)
Less: Treasury stock, 1,432,412 shares	(1,408)	(1,408)
Total shareholders’ equity	4,605	3,366
Total liabilities and shareholders’ equity	$17,412	$12,460

SOURCE  iLinc Communications, Inc.
          -0-                             02/09/2005
          /CONTACT:  James M. Powers, Jr., President and Chief Executive Officer, or John S. Hodgson, Senior Vice President and Chief Financial Officer, both of iLinc Communications, Inc., +1-602-952-1200/
/Web site:  http://www.ilinc.com /